EXHIBIT 5.1

February 24, 2023

Sanara MedTech Inc.

1200 Summit Ave

Suite 414

Fort Worth, TX 76102

Ladies and Gentlemen:

We have acted as counsel for Sanara MedTech Inc., a Texas corporation (the “Company”), in connection with the preparation of the Company’s prospectus supplement, dated February 24, 2023 (the “Prospectus Supplement”), to the Registration Statement on Form S-3 (Registration No. 333-251652), filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 23, 2020, as thereafter declared effective on January 4, 2021 (the “Registration Statement”).

We also have acted as counsel to the Company in connection with an offering of up to $75,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that may be issued and sold under that certain Controlled Equity Offering Sales Agreement executed by the Company and Cantor Fitzgerald & Co. on February 24, 2023 (the “Sales Agreement”). The Prospectus Supplement relates to the Shares.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the certificate of formation and bylaws of the Company, each as amended and/or restated as of the date hereof; (ii) certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company related to the filing of the Prospectus Supplement, the authorization and issuance of the Shares and related matters; (iii) the Registration Statement and all exhibits thereto; (iv) the Prospectus Supplement and the prospectus included in the Registration Statement dated January 4, 2021 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (v) the Sales Agreement; (vi) a certificate executed by an officer of the Company, dated as of the date hereof, and (vii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

The opinion expressed herein is limited to the laws of the State of Texas. We have not considered, and express no opinion, as to the laws of any other state or jurisdiction.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that upon payment and delivery in accordance with the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

Haynes and Boone, LLP	2323 Victory Avenue | Suite 700 | Dallas, TX 75219 T: 214.651.5000 | haynesboone.com

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP